Exhibit 23.3

September 18, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 23, 2003 on our review of interim financial information of the Mohegan Tribal Gaming Authority (the “Authority”) for the nine month periods ended June 30, 2003 and 2002 is included in this Registration Statement on Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP